          Excerpts from the Company's Proxy Statement for its 1998
           Annual Meeting of Stockholders, held on June 17, 1998.


Beneficial Ownership

      The following table sets forth as of March 31, 1998 information with respect to beneficial ownership of shares of the Company's Common Stock. The information was obtained from Company records and information supplied by the shareholders, including information on Schedules 13D and 13G and Forms 3 and 4 prescribed by the Securities and Exchange Commission ("SEC"). No person has reported ownership of more than five (5%) percent of the Series A Preferred Stock.

                                                                                      Percent of      Percent of
                  Name and Address                          Amount and Nature           Common          Voting
                of Beneficial Owner                      of Beneficial Ownership         Stock         Stock (1)
                -------------------                      -----------------------         -----         ---------
DDJ Capital Management, LLC (2)                                   904,234                 8.7             8.1
   141 Linden Street, Suite S-4
   Wellesley, MA 02181

ML-Lee Acquisition Fund II,                                       799,293                 7.7             7.1
L.P., ML-Lee Acquisition Fund
   (Retirement Accounts) II, L.P.,
Thomas H. Lee Advisors II, L.P. (3)
   World Financial Center
   South Tower, 23rd Fl.
   New York, NY 10080-6123

Europe American Capital Foundation                               755,000                  7.3             6.7
   Lugano Switzerland



---------

(1) Represents the shares of Common Stock and Series A Preferred Stock owned beneficially as a percentage of the aggregate of 10,388,224 shares of Common Stock outstanding and 850,009 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock is immediately convertible into one share of Common Stock, and the Series A Preferred Stock has coextensive voting rights with the Common Stock.

(2) DDJ Capital Management, LLC and its affiliates, DDJ Overseas Corp., DDJ Galileo, LLC, DDJ Galileo Management, LLC, The Galileo Fund L.P., Kepler Overseas Corp., The Copernicus Fund, L.P., DDJ Copernicus, LLC and DDJ Copernicus Management, LLC, jointly filed a Schedule 13D showing beneficial ownership of 904,234 shares of Common Stock. DDJ Copernicus, LLC is the general partner of, and DDJ Copernicus Management, LLC is the investment manager for, The Copernicus Fund, L.P. DDJ Galileo, LLC owns all of the voting securities of, and DDJ Galileo Management, LLC is the investment manager for, DDJ Overseas Corp. DDJ Galileo, LLC is the general partner of and, DDJ Galileo Management, LLC is the investment manager for, The Galileo Fund, L.P. DDJ provides administrative services to the DDJ Affiliates and is the investment manager for Kepler Overseas Corp. The Company believes that DDJ and its affiliates listed above may be deemed a group as that term is used in Rule 13d-5(b) of the Securities and Exchange Act of 1934 (the "Exchange Act").

(3)  ML-Lee Acquisition Fund II, L.P. owns beneficially 521,048 shares of
     Common

     Stock, and ML-Lee Acquisition Fund (Retirement Accounts) II L.P. owns beneficially 278,245 shares of Common Stock. Thomas H. Lee Advisors II, L.P., as the investment advisor to both Funds, shares the power to vote and to direct the disposition of securities held by the Funds and therefore may be deemed to own beneficially the 799,293 shares of Common Stock owned beneficially in the aggregate by the Funds. Thomas
     H. Lee, who was the Chairman of the Board of the Company until July 5, 1995, is a general partner of both funds.

      The following table sets forth as of March 31, 1998 the beneficial ownership of the Company's Common Stock held by each Nominee for Director, the executive officers named in the Summary Compensation Table and Directors and executive officers as a group. None of these persons owns any shares of Series A Preferred Stock.


                                                Amount and Nature             Percent of            Percent of
            Beneficial Owner                 of Beneficial Ownership         Common Stock        Voting Stock (1)
            ----------------                 -----------------------         ------------        ----------------
Chaim Y. Edelstein                                   35,935 (2)                   *                      *
Stanton J. Bluestone                                  2,245 (3)                   *                      *
John W. Burden III                                    4,245 (4)                   *                      *
Alan S. Cooper                                        2,245 (3)                   *                      *
Mark B. Dickstein                                    73,215 (5)                   *                      *
Samuel L. Katz                                        3,245 (6)                   *                      *
Richard E. Montag                                     5,000                       *                      *
Gregory K. Raven                                    232,612 (7)                  2.2                    2.1
Michael R. Hamilton                                  22,912 (8)                   *                      *
C. Scott Litten                                      47,522 (9)                   *                      *
Frederick L. Angst                                   42,752 (10)                  *                      *
Mark P. Ramsdell                                        900 (3)                   *                      *

Directors and Executive Officers
   as a Group (24 Persons)                          507,772 (11)                 4.8                    4.4

------------------------

*    Represents less than 1% of outstanding shares.

(1) Represents the shares of Common Stock owned beneficially as a percentage of the aggregate of 10,388,224 shares of Common Stock outstanding and 850,009 shares of Preferred Stock outstanding. Each share of Series A Preferred Stock is immediately convertible into one share of Common Stock, and the Series A Preferred Stock has coextensive voting rights with the Common Stock.

(2) Consists of 10,935 exercisable stock options and 25,000 shares of Common Stock (including 10,000 shares of restricted stock). See section below captioned "Restricted Stock Agreements".

(3)  Consists of exercisable stock options.

(4) Consists of 2,000 shares of Common Stock and 2,245 exercisable stock options.

(5) Includes 2,245 exercisable stock options owned by Mr. Dickstein individually and 30,970 shares of Common Stock owned by Dickstein & Co. L.P. and 40,000 shares of Common Stock owned by Dickstein International Limited. Mark Dickstein, a Director, is the President and sole director of Dickstein Partners Inc., which is the general partner of Dickstein Partners, L.P. and the advisor to Dickstein International Limited. Dickstein Partners L.P. is the general partner of Dickstein & Co. L.P.

(6) Consists of 1,000 shares of Common Stock and 2,245 exercisable stock options.

(7) Consists of 129,511 shares of Common Stock (including 100,000 shares of restricted stock) and 103,101 exercisable stock options. See section below captioned "Restricted Stock Agreements".

(8) Consists of 15,000 shares of Common Stock and 7,912 exercisable stock options.

(9) Consists of 32,596 shares of Common Stock and 14,926 exercisable stock options.

(10) Consists of 35,000 shares of Common Stock and 7,752 exercisable stock options.

(11) Consists of 324,203 shares of Common Stock (including 110,000 shares of restricted stock), 182,882 exercisable stock options and 687 shares issuable upon exercise of Series 1993 Warrants.


Securities and Exchange Commission Filings

      Section 16(a) of the Exchange Act requires the Company's officers and Directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that for the fiscal year ended January 31, 1998, its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them.

Executive Compensation

      The following table sets forth the annual and long-term compensation for service in all capacities to the Company for the fiscal year ended January 31, 1998 and the two prior fiscal years (identified as fiscal years 1997, 1996 and 1995 respectively) of the Chief Executive Officer of the Company during the fiscal year ended January 31, 1998 and the other four most highly compensated executive officers of the Company serving on January 31, 1998 whose salary and bonus exceeded $100,000:


                         SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION

                                                                                      Long Term
                                                                                    Compensation
Name and                    Fiscal                                 Other Annual     Awards: Stock           All Other
Principal Position           Year      Salary         Bonus        Compensation       Options (#)         Compensation
-------------------          ----      ------         -----        ------------    --------------         ------------
Gregory K. Raven ......      1997    $ 700,000   $       0          $117,137 (1)      218,704 (2)         $     0
   President and Chief       1996      665,274     172,000  (3)      141,221 (4)      300,000                   0
   Executive Officer         1995       ----          ----             ----             ----                  ----

Michael R. Hamilton .....    1997      318,667           0           111,411 (5)       39,561 (6)            3,200 (7)
   Executive Vice            1996       87,533      175,000 (3)       16,644 (8)       50,000                   0
   President -
   Operations                1995       ----          ----             ----             ----                  ----

C. Scott Litten ........     1997      310,417           0            10,347 (9)       38,725 (2)            3,200 (7)
   Executive Vice            1996      177,230       85,000 (3)      121,931 (10)      50,000                   0
   President -
   Chief Financial           1995       ----          ----             ----             ----                  ----
   Officer

Frederick L. Angst......     1997      309,535           0                 0           39,973 (2)              3,200 (7)
   Executive Vice            1996      263,334      51,000             7,891 (11)       5,000                  3,200 (7)
   President -
   Chief Merchandising       1995      283,276     100,000                 0           10,000 (6)              3,000 (7)
   Officer

Mark P. Ramsdell.........    1997      171,959      54,000                 0           12,000                  1,591 (7)
   Vice President-           1996       90,902       7,500                 0                0                 ----
   Home Division             1995       ----          ----             ----             ----                  ----


--------------------------

(1) Consists of relocation expenses, including a "gross up" of $43,629 for federal and state taxes.

(2) Includes repricing of options previously granted. See sections below captioned "Stock Option Table" and "Ten Year Option Repricings".

(3) The amounts shown represent, in the case of Mr. Raven, a bonus guaranteed by his employment contract; in the case of Mr. Hamilton, a hiring bonus of $75,000 and a guaranteed bonus of $100,000; and in the case of Mr. Litten, a hiring bonus of $25,000 and a guaranteed bonus of $60,000. See section below captioned "Employment Contracts".

(4) Consists of relocation expenses, including a "gross up" of $54,984 for federal and state taxes.

(5) Consists of relocation expenses, including a "gross up" of $46,885 for federal and state taxes.

(6) Consists of repricings of options previously granted. See section below captioned "Ten Year Option Repricings".

(7)  Consists of Company contributions to the Company's 401(k) plan.

(8)  Consists of relocation expenses.

(9) Consists of relocation expenses, including a "gross up" of $4,710 for federal and state taxes.

(10) Consists of relocation expenses, including a "gross up" of $48,375 for federal and state taxes.

(11) Consists of relocation expenses, including a "gross up" of $3,691for federal and state taxes.

Employment Contracts

      Effective February 7, 1996, the Company entered into an employment contract with Gregory K. Raven, President and Chief Executive Officer of the Company. The contract provides for a term commencing February 8, 1996 and terminating January 30, 1999, subject to automatic one-year renewals thereafter unless either the Company or Mr. Raven gives notice of non-renewal at least ninety (90) days prior to the expiration of the term. The contract provides for an initial base salary of $700,000 per year, subject to annual review, and a bonus target of 50% of base salary if performance goals established by the HR/Compensation Committee (Option Committee) of the Board of Directors are met. Mr. Raven has the right to terminate his employment contract for "Good Reason", defined as assignment of duties inconsistent with his position, removal from his position, a material reduction in benefits, a relocation of the Company's principal office outside the Boston metropolitan area or material breach by the Company. If the Company terminates Mr. Raven without cause or if he terminates his employment for "Good Reason", then Mr. Raven shall be entitled to severance pay equal to two times his base pay then in effect. If within two years following a Change in Control (as defined in the employment contract) the Company terminates Mr. Raven's employment without cause or he terminates his employment contract for Good Reason (other than a relocation of the Company's office), Mr. Raven's severance pay shall be three times his then current base pay and three times his bonus for the current fiscal year (assuming all performance goals had been achieved).

      For purposes of Mr. Raven's employment contract, a Change in Control shall have occurred if: (i) a person or entity (other than Dickstein Partners Inc. and its affiliates) acquires 30% or more of the Company's voting stock, (ii) the majority of the Board of Directors consists of persons who were not Incumbent Directors (members of the Board on February 7, 1996 or a person who becomes a member of the Board of Directors subsequent to February 7, 1996 whose election was supported by a majority of Incumbent Directors), (iii) the Company liquidates or sells substantially all of its assets, or (iv) the Company merges or consolidates with another company and the shareholders of the Company immediately before the combination hold 50% or less of the combined entity.

      If the Company gives Mr. Raven notice of non-renewal of Mr. Raven's employment contract, the Company will pay Mr. Raven a lump sum equal to two times Mr. Raven's then base pay and continue his benefits for one year following expiration of the employment contract.

      Mr. Raven's employment contract provides for the issuance of 100,000 shares of restricted stock to Mr. Raven on the terms described in the section below captioned "Restricted Stock Agreements". Mr. Raven's employment contract also provides for the issuance to Mr. Raven of options to purchase 300,000 shares of the Company's Common Stock under the Company's 1993 Stock Option Plan. See sections below captioned "Stock Option Table" and "Ten Year Option Repricings".

      On November 11, 1996, the Company entered into an employment contract with Michael R. Hamilton, Executive Vice President-Operations, for a term of three years to October 21, 1999 at an initial base salary of $312,000 per year, subject to annual review and a bonus target of 50% of base salary. Mr. Hamilton is entitled to participate in any bonus, stock option or other incentive compensation plans and other benefit plans of the Company at a level commensurate with his position.

      Mr. Hamilton's employment contract provides for the issuance to Mr. Hamilton of options to purchase 50,000 shares of the Company's Common Stock under the Company's 1993 Stock Option Plan. See section below captioned "Stock Option Table".

      Effective November 11, 1997, the Company entered into an employment contract with C. Scott Litten, Executive Vice President-Chief Financial Officer, for a term of three (3) years to November 11, 2000 at an initial base salary of $350,000 per year, subject to annual review and a bonus target of 50% of base salary if performance goals are met. Mr. Litten is entitled to participate in any bonus, stock option or other incentive compensation plans and other benefit plans of the Company at a level commensurate with his position.

      Effective July 22, 1997, the Company entered into an employment contract with Frederick L. Angst, Executive Vice President-Chief Merchandising Officer, for a term of three (3) years to July 22, 2000 at a base salary of $350,000 per year, subject to annual review and a bonus target of 50% of base salary if performance goals are met. Mr. Angst is entitled to participate in any bonus, stock option or other incentive compensation plans and other benefit plans of the Company at a level commensurate with his position.

      Hills executives who participate in the Company's bonus plan, including Messrs. Raven, Hamilton, Litten, Angst and Ramsdell, may receive a bonus up to 50% greater than the target amount if performance goals are exceeded. See the Compensation Committee Report.

Restricted Stock Agreements

      The Company entered into a Restricted Stock Agreement dated as of February 8, 1996 with Gregory K. Raven, President and Chief Executive Officer. Pursuant to said agreement, the Company issued Mr. Raven 100,000 shares of Common Stock, subject to the restrictions described below. Said shares may not be sold or otherwise disposed of until the restrictions expire. The restrictions shall expire as to 60,000 shares on January 30, 1999 and as to 40,000 shares on January 29, 2000. Furthermore, said restrictions will terminate immediately upon (i) a Change in Control, as defined in Mr. Raven's employment contract, (ii) termination by the Company of Mr. Raven's employment contract other than for Cause as defined in Mr. Raven's employment contract or (iii) termination of Mr. Raven's employment by Mr. Raven for Good Reason. The shares are subject to forfeiture prior to vesting upon the termination of Mr. Raven's employment other than as described in (ii) and (iii) above.

      The Company entered into a Restricted Stock Agreement with Chaim Y. Edelstein, Chairman of the Board, dated as of February 8, 1996. Pursuant to said agreement, the Company issued Mr. Edelstein 20,000 shares of Common Stock, subject to the restrictions described below. The restricted shares may not be sold or otherwise disposed of until the restrictions expire. The restrictions will expire as to 5,000 shares on each of the first four anniversaries of February 8, 1996, so long as Mr. Edelstein is at that time available, willing and able to provide consulting services to the Company and Mr. Edelstein's consulting agreement has not been terminated by the Company for cause (as defined in the consulting agreement). The restrictions shall immediately terminate in the event of death or disability or if Mr. Edelstein terminates the consulting agreement for Good Reason, as defined therein. The shares are subject to forfeiture prior to vesting should Mr. Edelstein not be available, willing and able to perform consulting services for the Company.

Compensation of Directors

      The Company pays a fee of $2,000 per month to non-employee Directors, plus $1,000 for each meeting of the Board and $500 for each committee meeting attended, plus expenses. Committee chairmen receive $750 for each committee meeting attended. Messrs. Edelstein and Raven do not receive Directors fees.

      Pursuant to the 1996 Directors Stock Option Plan, each Participating Director has been granted an option to purchase 4,000 shares of the Company's Common Stock and will be granted an option to purchase 2,000 shares of the Company's Common Stock on the first business day of each fiscal year. Mr. Edelstein and Mr. Raven did not receive grants under the 1996 Directors Stock Option Plan.

      During the fiscal year ended January 31, 1998, the Company paid Mr. Edelstein consulting fees of $400,000. The Company entered into a consulting agreement dated as of February 8, 1998 with Mr. Edelstein which extended a previous agreement dated February 7, 1997. The consulting agreement is for a term to February 7, 1999 during which time Mr. Edelstein will assist the Company with its merchandise, marketing and strategic planning efforts. The consulting agreement provides that the Company will pay Mr. Edelstein a consulting fee of $ 250,000 per year. Mr. Edelstein is eligible to participate in the Company's bonus plan if performance goals are met. Under the Company's bonus plan, Mr. Edelstein may receive a bonus up to 50% greater than the target amount if performance goals are exceeded.

Stock Option Table

      The following table sets forth grants during the fiscal year ended January 31, 1998 of options to purchase shares of the Company's Common Stock under the Company's 1993 Stock Option Plan to the individuals named in the Summary Compensation Table. In addition to the grants described in the table below, on March 10, 1998, the named executive officers were granted options to purchase shares of the Company's Common Stock under the 1993 Stock Option Plan as follows: Mr. Raven, 30,000 shares; Messrs. Hamilton, Litten and Angst, 10,000 shares each; and Mr. Ramsdell, 3,000 shares. Said grants are at an exercise price of $2.75 per share, the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant, and have a ten year term, expiring March 10, 2008.


                                                                                           Potential Realizable
                                                                                             Value at Assumed
                              Number of      % of Total                                    Annual Rates of Stock
                              Securities       Options                                      Price Appreciation
                              Underlying     Granted to     Exercise                        for Option Term (1)
                               Options      Employees in    or Base      Expiration    ------------------------------
Name                            Granted       Fiscal Year     Price          Date            5%            10%
----                            -------       -----------     ------         ----            --            ---
Gregory K. Raven........      193,704 (2)        26.1 %       $ 5.00       02/07/06      $ 456,747    $ 1,901,861
                               25,000             3.4           4.625      03/11/07         63,747        157,013

Michael R. Hamilton.....       39,561 (2)         5.3           5.00       10/21/06        102,967        250,942

C. Scott Litten.........       28,725 (2)         3.9           5.00       04/23/06         69,459        166,814
                               10,000             1.4           4.625      03/11/07         25,499         62,805

Frederick L. Angst......        5,917 (2)          *            5.00       04/21/04         10,227         23,263
                                3,056 (2)          *            5.00       03/25/06          7,296         17,474
                                6,000              *            4.625      03/11/07         15,299         31,735
                               25,000             3.4           2.75       07/22/07         39,681         98,763

Mark P. Ramsdell........        4,500              *            4.625      03/11/07         11,475         28,262
                                4,000              *            5.125      08/20/07         11,965         29,852
                                3,500              *            3.75       11/11/07          7,915         19,886


---------------------------

(1) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration using the 5% and 10% appreciation rates established in regulations of the SEC, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting over five years or termination of the options upon termination of employment.

(2) Repricing of previously granted option. See table captioned "Ten Year Option Repricings" below.

*    Less than 1%

      The following table sets forth all stock option/SAR repricings during the fiscal year ended January 31, 1998 and during the Company's last ten
(10) fiscal years relating to the persons listed in the Summary Compensation Table.

                         TEN YEAR OPTION REPRICINGS

                                        Number of     Number of                                         Length of
                                       Securities     Securities                                         Original
                                       Underlying     Underlying    Exercise     Market                Option Term
                                         Options       Options      Price At    Price At      New       Remaining
                                        Prior to        After       Time Of     Time Of    Exercise     At Date Of
Name                          Date      Repricing     Repricing    Repricing   Repricing     Price      Repricing
----                          ----      ---------     ---------    ---------   ---------     -----      ---------
Gregory K. Raven ......     03/11/97    300,000         193,704      $10.125     $4.625     $ 5.00       02/07/06
                            03/08/96    300,000         300,000       12.00       9.875      10.125      02/07/06

Michael R. Hamilton...      03/11/97     50,000          39,561        7.125      4.625       5.00       10/21/06

C. Scott Litten .......     03/11/97     50,000          28,725       12.75       4.625       5.00       04/23/06

Frederick L. Angst ....     03/11/97     10,000           5,917       12.00       4.625       5.00       04/21/04
                            03/11/97      5,000           3,056       11.25       4.625       5.00       03/25/06
                            11/04/95     15,000          10,000       19.50       9.25       12.00       04/21/04

Mark P. Ramsdell.......       ----        ----           ----         ----        ----       ----          ----

---------------------------

      On March 11, 1997, the Company offered to Hills employees holding stock options the opportunity to reprice their then existing stock options. Under the terms of the offer, subject to certain restrictions on exercise, the holder of a stock option was given the opportunity to exchange his or her stock options, which had exercise prices ranging from $3.00 to $12.75 per share, for a reduced number of stock options at an exercise price of $5.00 per share. On March 11, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $4.625 per share.

      The amount of the reduction in the number of stock options was based on a formula pursuant to which Vice Presidents and above, including Mr. Raven, had their stock options reduced to a proportionately greater degree than other members of management. In addition, the repricing was contingent on recipients agreeing not to exercise any repriced stock options for one year following repricing and not to exercise more than one-half of otherwise exercisable repriced stock options during the second year following the repricing. Subject to the foregoing sentence, vesting did not change.

      A majority of Hills executives holding stock options, including Messrs. Raven, Litten, Hamilton and Angst, accepted the offer, and their stock options were repriced accordingly.

      As a result of the March 1997 repricings, holders of the Company's stock options relinquished, on a net basis, options to purchase 226,015 shares of Common Stock, including 144,037 options relinquished, on a net basis, in the aggregate by Mr. Raven and the other named executive officers.

Option Exercises in Fiscal 1997

      The following table sets forth information regarding the number and value of stock option exercises during the last fiscal year and unexercised stock options as of January 31, 1998.


                                                      Number of Unexercised             Value of Unexercised In the
                                                        Options at Fiscal                     Money Options at
                           Shares                            Year End                             Year End
                          Acquired      Value      -------------------------------    ---------------------------------
Name                     On Exercise   Realized    Exercisable     Unexercisable       Exercisable     Unexercisable
----                     -----------   --------    -----------     -------------       -----------     -------------
Gregory K. Raven.....         0           0         96,851   (1)      121,853               0                0
Michael R. Hamilton..         0           0          7,912   (1)       31,649               0                0
C. Scott Litten.......        0           0          5,745   (1)       32,980               0                0
Frederick L. Angst....        0           0          5,048   (1)       34,925               0              $9,375
Mark P. Ramsdell......        0           0              0             12,000               0                0

-----------------------

(1) In connection with their March 11, 1997 stock option repricings, all holders of repriced stock options, including Messrs. Raven, Litten, Hamilton and Angst, agreed not to exercise any stock options for one year following the repricings and not to exercise more than one-half of the stock options which would otherwise be exercisable during the second year following the repricing. See section above captioned "Ten Year Option Repricings".

Long Term Incentive Plan Awards

      The Company does not have a long term incentive plan, and the Company made no long term incentive plan awards in fiscal 1997.

Compensation Committee Report

      In accordance with the rules and regulations of the SEC, the following report of the HR/Compensation Committee (Option Committee) and the performance graph thereafter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

      The Company's Board of Directors has established the HR/Compensation Committee (Option Committee) (the "Committee"), consisting entirely of Outside Directors. The Committee's functions include:

          (i) Reviewing the corporate compensation programs, including the compensation of the Chief Executive Officer, and policies to insure that the programs and policies are competitive and provide for internal fairness;

          (ii) Reviewing and advising the Chief Executive Officer about specific compensation matters for officers and executives;

         (iii) Overseeing the Company's performance bonus program;

          (iv) Administering the Hills Stores Company 1993 Incentive and Nonqualified Stock Option Plan;


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


          (v)  Administering the Hills Stores Company 162(m) Bonus Plan; and

          (vi) Such other duties as the Chairman of the Board may assign.

Overview

      The objective of the Company's executive compensation program is to attract and retain executives with high levels of talent and expertise in areas related to retailing and to encourage these executives to achieve superior performance on behalf of the Company and its shareholders. The Company believes the changes made to its executive compensation program in 1996 (adjusting salaries, especially below the vice president level, and tying bonus eligibility and payout more closely to individual performance) have brought the Company more in line with the companies with which it competes for executive talent, enabled it to attract and retain talented people and to become more competitive in the marketplace.

      Executive compensation generally consists of the following basic components: base salary, performance bonus, stock option grants and awards of restricted stock.

Base Salary

      Base salaries for executive officers are determined by the Company by evaluating the duties and responsibilities of each position and the experience of the executive and by conducting executive salary surveys and comparing salaries for similar positions with other companies. Annual salary increases and adjustments are determined by the Company and based on individual performance, changes in responsibilities, and market-based salary comparisons with other retail companies. Salaries of all executives are reviewed annually.

Performance Bonus

      A portion of executive compensation is directly related to Company performance by means of the Company's performance bonus program, which was revised in 1996 to place greater emphasis on individual performance and to provide additional incentives for outstanding performance. Depending on position, bonus targets range from 15% to 50% of an executive's base salary. Actual payout is determined by Company performance, including achievement of financial and profit goals, and by individual performance.

      Early in each year, the Board of Directors approves performance goals for the Company and for individual executives. Individual performance goals vary by position. Even if Company performance goals are met, individual bonuses may be less than targeted amounts if individual goals are not met. In addition, it is possible for an executive who meets or exceeds individual goals to receive a bonus even if Company goals are not met. In order to reward superior performance, bonuses for certain individuals can exceed the target amount by up to 50% if performance goals are exceeded.

      For the fiscal year ended January 31, 1998, the Company goal was a target of earnings before interest, taxes, depreciation and amortization (EBITDA). The size of the bonus pool is determined by the level of attainment of the Company's goals. EBITDA thresholds in descending amounts were established for a full target bonus pool and lesser bonus pools. In fiscal 1997, the Company failed to meet its bonus goals. Therefore, executives whose bonus eligibility was tied entirely to Company performance, including Messrs. Raven, Litten, Hamilton and Angst, did not receive bonuses. Because a portion of Mr. Ramsdell's bonus eligibility was based on his attainment of individual goals, and because he far exceeded those goals, Mr. Ramsdell earned a cash bonus of $54,000.

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Stock Option Plan

      The Company's 1993 Stock Option Plan is intended to provide a long-term incentive and to motivate executives to increase the long-term market value of the Company's Common Stock. During the fiscal year ended January 31, 1998, options to purchase a total of 742,240 shares of the Common Stock of the Company were granted to 126 individuals, including Messrs. Raven, Litten, Hamilton, Angst and Ramsdell. See the section captioned "Stock Option Table".

      The Committee determines the amount and timing of grants under the Company's 1993 Stock Option Plan. No member of the Committee has received a grant under the 1993 Stock Option Plan.

Repricing of Stock Options

      On March 11, 1997, recognizing that exercise prices with respect to options held by employees under the 1993 Stock Option Plan were substantially above the fair market value of the Common Stock, the Committee offered Hills employees holding stock options, including Mr. Raven and the other then current executive officers named in the Summary Compensation Table, the opportunity to reprice their then existing stock options. Under the terms of the offer, subject to agreeing to certain restrictions on exercise, the holder of an option was given the opportunity to exchange his or her stock options, which had exercise prices ranging from $3.00 to $12.75 per share, for a reduced number of stock options at an exercise price of $5.00 per share. On March 11, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $4.625 per share.

      The amounts of the reduction in the number of options was based on a formula, with Vice Presidents and above, including Mr. Raven, having their options reduced to a proportionately greater degree than other members of management. In addition, the offer was conditioned on the holder of an option agreeing not to exercise any repriced stock options for one year after the repricing and not to exercise more than one-half of repriced stock options which would otherwise be exercisable during the second year following the repricing. Subject to the foregoing sentence, vesting did not change.

      A majority of executives holding stock options, including Messrs. Raven, Litten, Hamilton and Angst, accepted the offer, and their stock options were repriced accordingly. The results of the repricing are as follows: Mr. Raven exchanged 300,000 stock options with an exercise price of $10.125 per share for 193,704 stock options with an exercise price of $5.00 per share. Mr. Litten exchanged 50,000 stock options with an exercise price of $ 12.75 per share for 28,725 stock options with an exercise price of $5.00 per share. Mr. Hamilton exchanged 50,000 stock options with an exercise price of $7.125 per share for 39,561 stock options with an exercise price of $5.00 per share. Mr. Angst exchanged 10,000 stock options with an exercise price of $12.00 per share for 5,917 stock options with an exercise price of $5.00 per share and 5,000 stock options with an exercise price of $11.25 per share for 3,056 stock options with an exercise price of $5.00 per share.

      As a result of the March 1997 repricings, holders of the Company's stock options relinquished, on a net basis, options to purchase 226,015 shares of Common Stock, including 144,037 options relinquished, on a net basis, in the aggregate by Mr. Raven and the other named executive officers.

      The Committee believes that the foregoing option repricings will motivate and provide additional incentive to the grantees to improve the Company's performance and enhance shareholder value.

Restricted Stock Awards

      From time to time the Committee may make awards of restricted stock to individuals including executive officers. On February 7, 1996, the Company awarded Mr. Raven 100,000 shares of restricted stock and Mr. Edelstein 20,000 shares of restricted stock. The Committee believes that restricted stock awards assist the Company in attracting and retaining qualified individuals and serve to motivate the recipients to improve the Company's operating results and enhance shareholder value.

Compensation of Chief Executive Officer

      The Company entered into an employment agreement dated February 8, 1996 with Gregory K. Raven as President and Chief Executive Officer for a term from February 8, 1996 to January 30, 1999 at a salary of $700,000 per year, subject to annual review. Mr. Raven's contract provides for a targeted bonus amount of 50% of his base salary, subject to meeting performance goals. Because the Company failed to meet its bonus goals for fiscal 1997, Mr. Raven did not receive a bonus. Mr. Raven's contract provided for a grant of 300,000 options pursuant to the 1993 Stock Option Plan and an award of 100,000 shares of restricted stock. See section captioned "Employment Contracts".

Section 162(m) Policy

      Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 to the Company's Chief Executive Officer or any other executive officer named in the Summary Compensation Table will not be tax deductible by the Company, subject to certain exceptions, which include shareholder approved programs. The Hills Store Company 162(m) Bonus Plan permits the Company to maximize tax deductibility of cash compensation in excess of $1,000,000 by setting performance standards and designating participants early in each year. Executives who participate in the Company's 162(m) Bonus Plan do not participate in the Company's regular performance bonus plan. The Committee anticipates that only Mr. Raven will participate in the Hills Stores Company 162(m) Bonus Plan in the current fiscal year and be eligible to receive compensation thereunder if performance goals are met.

      While it is the policy of the Committee to maximize the tax deductibility to the Company of compensation to executive officers where practicable, the Committee reserves the right to establish alternative incentive arrangements for otherwise eligible executives if it determines in its discretion that it would be in the best interest of the Company and its shareholders to do so, even if the result is loss of tax deductibility to the Company for certain compensation arrangements.

      No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.



                                             HR/COMPENSATION COMMITTEE
                                             (OPTION COMMITTEE)

                                             Mark B. Dickstein
                                             Stanton J. Bluestone
                                             John W. Burden III

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended January 31, 1998, no executive officer of the Company (i) served on the board of directors of any company of which Mr. Dickstein, Mr. Bluestone or Mr. Burden (the members of the Company's HR/Compensation Committee (Option Committee) was an executive officer or
(ii) served as a member of the compensation committee (or other board committee performing


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


equivalent functions or, in the absence of such a committee, on the board) of another entity, one of whose executive officers is a member of the Board of Directors of the Company.



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